EXHIBIT B
                                                                       ---------

                        Chapman Capital L.L.C. Letterhead



ROBERT L. CHAPMAN, JR.
Managing Member



                                          December 13, 2001

CINAR Corporation
Board of Directors
c/o its Chairman
Mr. Lawrence P. Yelin
c/o Fasken, Martineau, Walker LLP
800 Square Victoria, Ste. 3400
Montreal, Quebec
H4Z 1E9

Via Electronic Mail:  lyelin@mtl.fasken.com

Re: CINAR Corporation Rejection of Shareholder Requisition & Market Concerns of Inequitable Dilution

Dear Mr. Yelin:

As the general partner of an institution which first became a CINAR Corporation (the "Company") shareholder well over a year ago in August 2000, Chapman Capital L.L.C. was appalled to read a letter (signed by you personally) stating that the Company had chosen to utilize a technicality in rejecting the November 20, 2001 Requisition calling for a Special Meeting of shareholders. With almost three years having passed since the Company allowed its owners to exercise their rights to vote for a board of directors to represent their interests, I consider it unconscionable that you and the rest of the Company's board would act to withhold our rights another five months.

I should note that the pretext you offered for such delay, the completion of the now-mythical audit, was pathetic and absurd on its face. The proposed Special Meeting's purpose was not for shareholders to decide on a financial matter (e.g., merger proposal, recapitalization) for which an audit might possibly (however unlikely) assist an owner's judgment. Rather, the Special Meeting's primary purpose, as explicitly noted in the Requisition itself, was "removing from office by ordinary resolution all of the present directors of the Company pursuant to Section 109 of the Canada Business Corporations Act". With that purpose of removing you and your fellow directors in mind, many CINAR investors have concluded that your motive for rejecting the Requisition was nothing more than self-preservation.

As events unfold over the next few days, Chapman Capital L.L.C. trusts that you will end these shenanigans and schedule a Special Meeting in a timely manner. As

I am confident you are aware, the Canadian press has reported that several of CINAR's largest shareholders are in favor of a change in both the Company's board of directors and senior management. In light of the grotesque failures of the current board, to propose shareholders wait until April 29th next year is unacceptable. It is time, after three years, for the incumbent board to be held accountable to its long-suffering shareholders.

Furthermore, I have become aware of market concerns that CINAR's senior management, with approval from the Company's Board of Directors, may be contemplating highly dilutive legal settlements with certain plaintiffs who have brought actions against the Company. While reaching settlements on non-dilutive, equitable terms beneficial to CINAR's owners should be welcomed, I have grave concerns about the potential form of settlements such as those rumored to be under consideration by the Company's management and Board.

Specifically, to the extent that these rumored settlements would include the issuance of substantial numbers of voting shares without the prior approval of existing shareholders, they would disenfranchise further existing shareholders. I am of the view that any material issuance of dilutive shares without prior shareholder approval would be illegal and will have the effect of terminating the process of maximizing shareholder value that was initiated by Chapman Capital's November 20, 2001 letter requisitioning a Special Meeting of shareholders. In the event CINAR enters into materially dilutive settlements with plaintiffs, or otherwise takes action that dilute existing shareholders, I intend to vigorously challenge such arrangements in court. In this regard, the directors of CINAR should be aware that they could be held personally liable for damages.

                                          Very truly yours,

                                          Robert L. Chapman, Jr.

cc:  David J. Brail
     Jacob W. Doft
     David R. Carter
     Eric Rosenfeld
     John Kazanjian, Esq.
     Brian Hoffman, Esq.
     Richard Michalski, Esq.